Exhibit 1.4

Date:    [•]
To:     Highwoods Properties, Inc.
Re:     Master Confirmation – Equity Warrants
The purpose of this letter agreement (including the terms set forth in Appendix 1, this “Master Confirmation”) is to confirm the terms and conditions for one or more Warrants that Highwoods Properties, Inc. (“Company”), will issue to [•] from time to time. Each such transaction (a “Transaction”) entered into between Company and [•] that is to be subject to this Master Confirmation shall be evidenced by a supplemental confirmation substantially in the form of Annex A hereto (a “Supplemental Confirmation”), with such modifications thereto as to which Company and [•] mutually agree. This Master Confirmation and a Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below. The time of any Transaction is available upon request.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Master Confirmation.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Master Confirmation and a Supplemental Confirmation relate on the terms and conditions set forth below and therein.
1.Each Confirmation shall supplement, form a part of and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”), as published by ISDA, as if [•] and Company had executed the ISDA Form on the date hereof (but without any Schedule except for (i) the election of New York law (without regard to New York’s choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law (the “General Obligations Law”)) as the governing law and US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to [•] and Company with a “Threshold Amount” in respect of [•] of 3% of the stockholders’ equity of [•] and a “Threshold Amount” in respect of Company of USD 35,000,000 million (including its equivalent in another currency); provided that (x) the words “, or becoming capable at such time of being declared,” shall be deleted from clause (1) thereof, (y) “Specified Indebtedness” has the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of [•]’s banking business and (z) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (X) the default was caused solely by error or omission of an administrative or operational nature; (Y) funds were available to enable the party to make the payment when due; and (Z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.” All provisions contained in the Agreement govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in such Supplemental Confirmation.
If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement. The parties hereby agree that no Transaction other than the Transactions to which this Master Confirmation relate shall be governed by the Agreement. This Master Confirmation and the Agreement, together with the Supplemental Confirmation relating to a Transaction, shall constitute the written agreement between Company and [•] with respect to such Transaction.

The Transactions hereunder shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between [•] and Company or any confirmation or other agreement between [•] and Company pursuant to which an ISDA Master Agreement is deemed to exist between [•] and Company, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which [•] and Company are parties, none of the Transactions shall be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
2.Each Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of a particular Transaction to which this Master Confirmation and a Supplemental Confirmation relate are as follows:
General Terms:
Trade Date:    For each Transaction, as set forth in the related Supplemental Confirmation.
Warrants:    Equity call warrants, each giving the holder the right to purchase a number of Shares equal to the Warrant Entitlement at a price per Share equal to the Strike Price, subject to the terms set forth under the caption “Settlement Terms” below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.
Warrant Style:    American
Seller:    Company
Buyer:    [•]
Shares:    The shares of common stock, par value USD 0.01 per Share, of Company (Ticker: “HIW”)
Components:    Each Transaction will be divided into a number of individual Components equal to the Number of Components for such Transaction, each with the terms set forth in this Master Confirmation and the related Supplemental Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in the related Supplemental Confirmation. The payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.
Number of Components:    For each Transaction, as set forth in the related Supplemental Confirmation.
Transaction Number of Warrants:    For each Transaction, as set forth in the related Supplemental Confirmation. For the avoidance of doubt, the Transaction Number of Warrants shall, if applicable, be reduced by any Warrants exercised or deemed exercised hereunder.
Transaction Number of Shares:    For each Transaction, the Transaction Number of Warrants multiplied by the Warrant Entitlement. For the avoidance of doubt, the Transaction Number of Shares for any Transaction shall not exceed the number of Shares introduced into the public markets by Warrant Hedge Seller (as defined below) in connection with the Initial Hedge Position in respect of such Transaction pursuant to the EDA.
Number of Warrants:    With respect to each Component of a Transaction, the Transaction Number of Warrants divided by the Number of Components (rounded using a rounding convention determined by the Calculation Agent, with any remainder allocated to the final Component of such Transaction), as specified in the related Supplemental Confirmation.
Warrant Entitlement:    One Share per Warrant
Strike Price:    For each Transaction, as set forth in the related Supplemental Confirmation.
Premium:    For all Components comprising a Transaction, as set forth in the related Supplemental Confirmation.
Premium Payment Date:    For each Transaction, the later of (i) the second Currency Business Day following the Trade Date for such Transaction and (ii) the first Currency Business Day following the date on which Company executes the related Supplemental Confirmation evidencing such Transaction.
    It shall be a condition to [•]’s obligation to pay to Company the Premium on the Premium Payment Date that Company shall have satisfied (or caused to have satisfied) each of the conditions set forth in Section 8 of this Master Confirmation.
Initial Share Price:    For each Transaction, unless otherwise agreed between the parties, the volume-weighted average price per Share at which Warrant Hedge Seller establishes the initial hedge of the equity price risk undertaken by [•] with respect to the Transaction Number of Warrants for such Transaction during the Warrant Hedge Selling Period (as defined in the EDA) by selling Shares in transactions effected under the Prospectus (as defined in the EDA) (as defined below)), net of any sales commissions or other discounts as set forth in the EDA, in amounts and at times determined by [•] (or Warrant Hedge Seller) but pursuant to commercially reasonable instructions or parameters (e.g., limit prices) as Company may notify [•] from time to time (and [•] will use good faith and commercially reasonable efforts to comply with any such instructions or parameters, subject to market conditions, and subject to applicable legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by [•], so long as such requirements, policies or procedures are consistently applied across all similarly situated counterparties and transactions), and as set forth in the Supplemental Confirmation. The number of Shares comprising [•]’s initial hedge is referred to herein as the “Initial Hedge Position”.
EDA:    The Equity Distribution Agreement, dated [•], by and among Company, as Company, and [•], as Agent, Warrant Purchaser and Warrant Hedge Seller (“Warrant Hedge Seller”).
Exchange:     The New York Stock Exchange
Related Exchange(s):     All Exchanges
Clearance System:    The Depository Trust Company (“DTC”)
Procedures for Exercise:
In respect of any Component:
Commencement Date:    The Trade Date.
Latest Exercise Time:    7:00 p.m. (New York City time)
Expiration Time:     7:00 p.m. (New York City time)
Expiration Dates:    As set forth in the related Supplemental Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component under any Transaction).
Valuation Date:    Each Exercise Date. Section 3.1(f) of the Equity Definitions shall not apply to any Expiration Date and Section 6.6 of the Equity Definitions shall not apply to any Valuation Date.
Multiple Exercise:    Applicable
Minimum Number of Warrants:     One
Maximum Number of Warrants:     The number of Warrants remaining unexercised
Integral Multiple:     One
Automatic Exercise:     Applicable; provided that “In-the-Money” shall mean that the Reference Price is greater than the Strike Price; provided, further, that Section 3.4(a) and (b) of the Equity Definitions is hereby amended by replacing “the Expiration Time on the Expiration Date” with “7:00 p.m. (New York City time) on the Expiration Date (or, to the extent Hedging Party’s Hedge Positions includes positions with respect to any options referencing Shares with the same expiration date as such Component, 9:00 a.m. (New York City time) on the Scheduled Trading Day immediately following the Expiration Date)” in each place it appears therein.
Reference Price:    The official closing price of a Share on the relevant Expiration Date published on Bloomberg Page “<HIW US EQUITY>

<HP>” (or any successor page thereto), or if such price is not so reported on such date for any reason or is manifestly erroneous, the Reference Price on such Expiration Date shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner.
Market Disruption Event:    The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing the words “or (iii) an Early Closure” with “(iii) an Early Closure that the Calculation Agent determines is material, or (iv) a Regulatory Disruption, in each case at any time on any Scheduled Trading Day during the period commencing on, and including, the Trade Date of the relevant Transaction to, and including, the Expiration Date of such Component (such period, the “Term of a Component”)”.
    The definition of “Early Closure” in Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
    Notwithstanding the second and third sentences of Section 3.1(f) of the Equity Definitions, if any Scheduled Trading Day during the Term of a Component is a Disrupted Day, then [•] may postpone the Expiration Date specified in the related Supplemental Confirmation for such Transaction to a Scheduled Trading Day determined by [•], such Scheduled Trading Day not to occur later than the Scheduled Trading Day that is a number of Scheduled Trading Days equal to the number of Components for such Transaction following the originally scheduled Expiration Date of such Component.
Regulatory Disruption:    Any event that [•], in its commercially reasonable discretion based on advice of counsel, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by [•] or its affiliates , so long as such requirements, policies or procedures are consistently applied across all similarly situated counterparties and transactions), for [•] to refrain from or decrease any market activity in connection with the relevant Transaction. Whenever a Regulatory Disruption occurs, [•] shall notify Company of such occurrence as soon as reasonably practicable under the circumstances; provided that [•] shall not be required to communicate to Company the reason for [•]’s exercise of its rights pursuant to this provision if [•] reasonably determines in good faith that disclosing such reason may result in a violation of any legal, regulatory, or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by [•], so long as such requirements, policies or procedures are consistently applied across all similarly situated counterparties and transactions). [•] may exercise its right in respect of any Regulatory Disruption only in good faith in relation to events or circumstances that are not the result of actions of it or any of its Affiliates that are taken with the intent to avoid its obligations under the Transactions.
Settlement Terms:
In respect of any Component:
Settlement Method:    Physical Settlement
Settlement Price:    The product of (a) the Strike Price and (b)(i) one (1) minus (ii) the Settlement Price Percentage.
Settlement Price Percentage:    For each Transaction, as set forth in the related Supplemental Confirmation.
Settlement Date:    With respect to any Exercise Date, the date that is one Settlement Cycle immediately following such Exercise Date.
Share Adjustments; Dividends:
Method of Adjustment:     Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make commercially reasonable adjustments, if any, to any one or more of the Strike Price, the Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by the provisions of “Dividend Payment” below in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.
Dividend Adjustment:    If at any time during the period from, and including, the Trade Date for a Transaction to, and including, the Expiration Date for the last Component of such Transaction, an ex-dividend date for any cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is greater than the Regular Dividend on a per Share basis then the Calculation Agent will adjust one or more of the Strike Price, Number of Warrants, the Warrant Entitlement or any other variable relevant to the valuation, exercise, settlement, payment or other terms of such Component to preserve the fair value of the Warrants to [•] after taking into account such dividend or lack thereof.
Regular Dividend:    For each Transaction, as set forth in the related Supplemental Confirmation.

Extraordinary Events:
New Shares:    Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia that also becomes Company under the applicable Transaction following such Merger Event or Tender Offer”.
Consequence of Merger Events:
Merger Event:    Applicable
Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), at the election of [•]
Share-for-Combined:    Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), at the election of [•]
Consequence of Tender Offers:
Tender Offer:    Applicable; provided that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions will be amended by replacing “10%” with “20%”.
Share-for-Share:    Modified Calculation Agent Adjustment
Share-for-Other:    Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), at the election of [•]
Share-for-Combined:    Modified Calculation Agent Adjustment or Cancellation and Payment (Calculation Agent Determination), at the election of [•]
Composition of Combined
Consideration:    Not Applicable; provided that, notwithstanding Sections 12.1 and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be determined by a holder of the Shares, the Calculation Agent will determine such composition.

Announcement Event:    If (i) an Announcement Date occurs in respect of any event or transaction that would, if consummated, lead to a Merger Event (for purposes of this and related provisions, the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), a Tender Offer, or other acquisition or disposition by Company or its subsidiaries where the aggregate consideration or value exceeds 20% of the market capitalization of Company as of the Announcement Date (such other acquisition or disposition, a “Significant Transaction”) or (ii) there is a public announcement or statement by Company of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that may include, a Merger Event, Tender Offer or Significant Transaction, or any subsequent announcement or statement of a change to such intention (the occurrence of (i) or (ii), an “Announcement Event”), as determined by the Calculation Agent, then the “Consequences of Announcement Event” set forth below shall apply in respect of such Announcement Event. For purposes of any Transaction, a Significant Transaction shall be an Extraordinary Event.
Announcement Date:    The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) adding the words “or a Significant Transaction” immediately following the words “Merger Event” in the second and third lines thereof, (ii) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (iii) replacing the word “leads to the” with the words “would, if consummated, lead to a” in the third and the fifth lines thereof, (iv) adding after the words “voting shares” in the fifth line thereof the words “, voting power or Shares”, (v) inserting the words “by any Valid Third Party” after the word “announcement” in the second and the fourth lines thereof and (vi) inserting the words “, as determined by the Calculation Agent, or any subsequent public announcement of a change to such transaction or intention (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuance of, such a transaction or intention)” at the end of each of clauses (i) and (ii) thereof.
    For the purposes hereof, “Valid Third Party” means any third party that has a bona fide intent to enter into or consummate such transaction or event and is capable of consummating such transaction or event (it being understood and agreed that in determining whether such third party has such a bona fide intent and is capable of consummating such transaction or event, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Consequences of Announcement Event:    With respect to any Announcement Event, the Calculation Agent shall, in good faith and a commercially reasonable manner, determine the economic effect of such Announcement Event on the theoretical value of each Component of the Transaction (including without limitation any change in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) one or more times on or after the relevant Announcement Date or other date of announcement but no later than the final Expiration Date or any earlier date of termination or cancellation for such Component and (ii) on the Expiration Date or any earlier date of termination or cancellation for such Component and, in the case of clause (i) or (ii), the Calculation Agent shall adjust the terms of such Component to reflect such economic effect on the theoretical value of such Component and determine the effective date of such adjustment; provided that, if the Calculation Agent determines, acting in good faith and in a commercially reasonable manner, that no adjustment it could make pursuant to this provision is likely to produce a commercially reasonable result, it shall notify the parties that such Component will be terminated, in which case the amount payable upon such termination will be determined pursuant to the terms of this Master Confirmation as if such Announcement Event were an Extraordinary Event to which Cancellation and Payment (Calculation Agent Determination) were applicable. For the avoidance of doubt, any such adjustment shall be without prejudice to the application of the provisions set forth in the preceding sentence, “Consequences of Merger Events” or “Consequences of Tender Offers” with respect to any other Announcement Date in respect of the same event or transaction, or, if the related Merger Date or Tender Offer Date occurs on or prior to the Expiration Date or earlier date of termination or cancellation for such Component, with respect to the related Merger Event or Tender Offer; provided that any such adjustment shall be taken into account by the Calculation Agent or the Determining Party, as the case may be, in determining any subsequent adjustment to the terms of the Transaction, or in subsequently determining any payment amount, Cancellation Amount or Early Termination Amount, as the case may be, on account of any related Announcement Date, Merger Event or Tender Offer.

Nationalization, Insolvency or Delisting:    Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock

Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.
Limitation on Certain Adjustments:     Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, no adjustment as a result of a Potential Adjustment Event (other than a Potential Adjustment Event described in Section 11.2(e)(i) or (ii)(A) of the Equity Definitions) or an Extraordinary Event shall increase the Transaction Number of Shares. Notwithstanding any provision of the Equity Definitions or this Master Confirmation to the contrary, if the Calculation Agent determines that no such adjustment that it could make in accordance with the preceding sentence will produce a commercially reasonable result, then the Calculation Agent may notify the parties that the consequence of such event shall be the termination of such Transaction, in which case “Cancellation and Payment” will be deemed to apply and any payment to be made by one party to the other shall be calculated in accordance with Section 12.7 of the Equity Definitions.
Additional Disruption Events:
Change in Law:    Applicable; provided that (A) any determination as to whether (i) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (ii) the promulgation of or any change in or announcement or statement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (B) Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof and (ii) by replacing the words “the interpretation” with the words “or announcement or statement of any formal or informal interpretation” in the third line thereof and (C) the words “, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction with the intent to avoid its obligations under the terms of the Transaction” are added immediately following the word “Transaction” in the fifth line thereof; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X)

thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.
Failure to Deliver:    Not Applicable
Insolvency Filing:    Applicable
Hedging Disruption:    Applicable; provided that:
(i)    Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:
    “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and
(ii)    Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.
Increased Cost of Hedging:    Not Applicable
Loss of Stock Borrow:    Applicable
Maximum Stock Loan Rate:    200 basis points
Increased Cost of Stock Borrow:    Applicable
Initial Stock Loan Rate:    20 basis points
Hedging Party:    For all applicable Additional Disruption Events, [•].
Determining Party:    For all applicable Extraordinary Events, [•]. For all applicable Extraordinary Events, [•]; all calculations and determinations made by the Determining Party shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Company (which may be by e-mail), the Determining Party shall promptly provide Company with a written explanation (which may be by e-mail) describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, in a commonly used file format for the storage and manipulation of financial data, but without disclosing Determining Party’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.
Non-Reliance:    Applicable
Agreements and Acknowledgments
Regarding Hedging Activities:    Applicable
Additional Acknowledgments:    Applicable
3.Calculation Agent.
[•], provided that, following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which [•] is the sole Defaulting Party, Company shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent.
All calculations, adjustments and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided that, upon receipt of written request from Company (which may be by e-mail), the Calculation Agent shall promptly provide Company with a written explanation (which may be by e-mail) describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing [•]’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.
4.Account Details.
(a)Account for payments to Company:
To be advised.
Account for delivery of Shares from Company:
To be advised.

Account for delivery of Shares to Company:
To be advised.
(b)Account for payments to [•]:
Bank:    [•]
ABA#:     [•]
Acct No.:     [•]
FFC:    [•]
Account for delivery of Shares from [•]:
To be advised.
Account for delivery of Shares to [•]:
To be advised.
5.Offices.
(a)The Office of Company for the Transactions is: Inapplicable, Company is not a Multibranch Party.
(b)The Office of [•] for the Transactions is: [•].
6.Notices.
(a)Address for notices or communications to Company:
To be provided by Company.
(b)Address for notices or communications to [•]:
[•]
Address:    [•]
    [•]
Attention:     [•]
Telephone:    [•]
Email:    [•]
With copies to:
[•]
Address:    [•]
    [•]
Attention:     [•]
Tel:     [•]
Email:    [•]
7.Representations and Warranties of Company. Company hereby represents and warrants to, and agrees with, [•] on the Trade Date for each Transaction, any day on which it makes any election in respect of any Transaction (unless another date or dates are specified below) as follows:

(a)No filing with, or approval, authorization, consent, license, registration, qualification, order or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the execution, delivery and performance by Company of this Master Confirmation and each Supplemental Confirmation hereunder and the consummation of any Transaction (including, without limitation, the delivery of Shares on the Settlement Dates) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) as may be required to be obtained under state securities laws.
(b)A number of Shares equal to the Transaction Number of Shares (the “Warrant Shares”) for the Transaction have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.
(c)Company is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(d)Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).
(e)Company represents to [•] on the Trade Date for each Transaction and on any date Company makes any election pursuant to a Transaction that (A) Company is not aware of any material nonpublic information regarding Company or the Shares and (B) Company is not entering into such Transaction nor making any election thereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(f)No federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of [•] or its affiliates owning or holding (however defined) Shares.
(g)Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.
(h)Company (A) has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of entering into the Transactions; (B) has consulted with its own legal, financial, accounting and tax advisors in connection with the Transactions; and (C) is entering into the Transactions for a bona fide business purpose.
(i)The assets of Company do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.
(j)As of the date hereof and as of each Settlement Date for each Transaction, Company is not and will not be insolvent, nor will Company be rendered insolvent as a result of such Transaction or its performance of the terms hereof
(k)Company understands that no obligations of [•] to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of [•] or any governmental agency.

(l)[•] is not acting as a fiduciary for or an adviser to Company in respect of any Transaction.
(m)As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Company is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(n)In connection with this Master Confirmation and the Transactions, Company represents and warrants that it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act.
(o)COMPANY UNDERSTANDS THAT THE TRANSACTIONS HEREUNDER ARE SUBJECT TO COMPLEX RISKS WHICH MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS.
(p)To the extent the parties have agreed (which for the avoidance of doubt may be agreed by phone call or email) to enter into a Transaction, Company shall execute a Supplemental Confirmation specifying such agreed terms and conditions of such Transaction as promptly as practicable following receipt of such Supplemental Confirmation from [•].
8.Other Provisions.
(a)Conditions to [•]’s Obligations. Notwithstanding anything to the contrary in this Master Confirmation or the Agreement, [•]’s obligations with respect to a Transaction shall be subject to the satisfaction or waiver by [•] of the following conditions:
(i)The representations and warranties of Company contained herein and in the Agreement (including as may be modified herein) shall be true and correct as of the Trade Date for such Transaction;
(ii)Company shall have performed all of the covenants and obligations to be performed by Company on or prior to the Trade Date for such Transaction under the Agreement (including as may be modified herein) and hereunder;
(iii)Company shall have executed the related Supplemental Confirmation for such Transaction;
(iv)The representations and warranties of Company contained in the EDA and any certificate delivered pursuant thereto by Company shall be true and correct as of the Trade Date for such Transaction;
(v)Company has performed all of the obligations required to be performed by it under the EDA on or prior to the Trade Date for such Transaction; and
(vi)all of the conditions set forth in Section 9 of the EDA shall have been satisfied.
(b)Limitations.
(i)If at any time on any day on or after the Trade Date for a Transaction, (i) [•] determines that the number of Shares [•] or its affiliates theoretically would be short in order to hedge the equity price risk of such Transaction (such number of Shares, the “Theoretical Delta”) exceeds the total number of Shares then sold under the Prospectus as contemplated in the EDA and (ii) such day is a Suspension Day, then [•] shall notify Company of the existence of such excess delta and [•] shall have the right to adjust the terms of the Transaction as it determines appropriate to preserve the fair value of the Transaction to the parties (including, without limitation, making any other adjustments to the terms of the Transaction that the Calculation Agent determines appropriate to account for the economic effect on the parties of such adjustment). A “Suspension Day” means any day (i) on which for any reason, the Prospectus contemplated by the EDA ceases to satisfy the requirements of the EDA, (ii) on which [•] has not received the deliverables contemplated by Section 9 of the EDA or with respect to which Company has not satisfied its obligations under Section 6 of the EDA, in each case in form and substance satisfactory to [•] and (iii) on which the Company, the Warrant Hedge Seller or the Warrant Purchaser suspended any sale of Shares pursuant to Section 4 of the EDA.
(ii)If, during the period from the Trade Date for a Transaction to the Sales Period Outside Date (as defined below) for such Transaction [•] or its affiliates have, in connection with such Transaction, sold a number of Shares under the Prospectus as contemplated by the EDA that is less than the Transaction Number of Shares (such number of Shares, the “Sold Number of Shares”) for any reason, then [•] may notify Company that it will reduce the Transaction Number of Shares for such Transaction to the Sold Number of Shares (in which case the Number of Shares for each Component shall be proportionally reduced) and make any other adjustments to the terms of the Transaction as it determines appropriate to reflect such reduction (including, without limitation, to account for any losses or costs incurred by [•] or its affiliates as a result of its establishing, maintaining, terminating or liquidating any related Hedge Position or related trading position in connection with such reduction). “Sales Period Outside Date,” with respect to a Transaction, has the meaning given to such term in the Supplemental Confirmation for such Transaction.
(c)Warrant Exclusivity. From and including the date of this Master Confirmation until, but excluding, the date specified as the Warrant Exclusivity End Date in the first Supplemental Confirmation executed under this Master Confirmation, Company shall not, without the prior written consent of [•], issue, offer, pledge, sell or contract to sell any call option or right or warrant to purchase Shares (any such call option or right or warrant, a “Similar Warrant”) other than the Transactions hereunder; provided that the Company shall be permitted to issue or sell a Similar Warrant pursuant to an employee stock option plan, stock ownership plan or dividend reinvestment plan of Company in effect on the date of this Master Confirmation.
[Signature page follows.]

    Please confirm by signing below that the foregoing correctly sets forth the terms of the agreement between [•] and Company with respect to any Transaction contemplated by this Master Confirmation and return to us.
Yours faithfully,

[•]
By:
Name:
Title:

Agreed and Accepted By:
HIGHWOODS PROPERTIES, INC.
By:
Name:
Title:
[Signature Page to Warrant Master Confirmation]

APPENDIX 1
ADDITIONAL PROVISIONS
(a)Interpretive Letter. The parties intend that this Master Confirmation and each Supplemental Confirmation hereunder constitute a “contract” as described in the letter dated October 6, 2003 submitted by Robert Reeder and Leslie Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”) to which the Staff responded in an interpretive letter dated October 9, 2003 (the “Interpretive Letter”).
(b)Regulation M. Company agrees that neither it nor any “affiliated purchaser” (as defined in Regulation M (“Regulation M”) promulgated under the Exchange Act) will, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase, the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares during any “restricted period” as such term is defined in Regulation M arising from transactions contemplated by the EDA and that neither it nor any affiliated purchaser will engage in any “distribution” (as defined in Regulation M) that would cause a “restricted period” (as defined in Regulation M) to occur on any Valuation Date. In addition, Company represents that it is eligible to conduct a primary offering of Shares on Form S-3, the offering contemplated by the EDA complies with Rule 415 under the Securities Act, and the Shares are “actively traded” as defined in Rule 101(c)(1) of Regulation M.
(c)Agreements and Acknowledgments regarding Shares. In addition to the representations in Section 9.11 of the Equity Definitions, Company agrees and acknowledges that, in respect of any Shares delivered to [•] hereunder, such Shares shall be newly issued (unless mutually agreed otherwise by the parties) and, upon such delivery, be duly and validly authorized, issued and outstanding, fully paid and nonassessable, free of any lien, charge, claim or other encumbrance and not subject to any preemptive or similar rights and shall, upon such issuance, be accepted for listing or quotation on the Exchange, and that such Shares will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.
(d)[Reserved.]
(e)Designation. Notwithstanding any provision of the Agreement to the contrary, [•] shall be entitled to assign its rights and obligations hereunder and under any Credit Support Documents to make or receive cash payments or deliveries and other related rights to any affiliate of [•] or any successor thereto (each, a “[•] Affiliate”); provided that Company shall have recourse to [•] in the event of the failure by a [•] Affiliate to perform any of such obligations hereunder. Notwithstanding the foregoing, recourse to [•] shall be limited to recoupment of Company’s monetary damages and Company hereby waives any right to seek specific performance by [•] of its obligations hereunder.
(f)Transfer or Assignment. Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of [•]. Notwithstanding any provision of the Agreement to the contrary, [•] shall be entitled to transfer or assign its rights and obligations hereunder and under any Credit Support Document to (i) [•] or any successor thereto, without the consent of Company and in connection therewith to effect necessary amendments to facilitate such transfer or assignment or (ii) any other [•] Affiliate (a “Designated Transferee”); provided that in the case of clause (ii), (1) the credit rating of the Designated Transferee or its guarantor (whichever is higher) is not lower than the rating of [•] (or any [•] guarantor) at the time of such transfer or assignment; (2) no Event of Default or Termination Event will occur as a result of such transfer or assignment; (3) as a result of any such transfer or assignment, Company will not (A) be required to pay the transferee or assignee of such rights or obligations on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Company would have been required to pay [•] in the absence of such transfer or assignment, or (B) receive from the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement that is less than the amount that Company would have received from [•] in the absence of such transfer or assignment. and (4) the transferee or assignee shall provide Company with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction. If at any time at which (A) the Section 16 Percentage exceeds 4.5%, (B) the Warrant Equity Percentage exceeds 8.0%, or (C) the

Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), [•] is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants under any Transaction to a third party on pricing terms reasonably acceptable to [•] and within a time period reasonably acceptable to [•] such that no Excess Ownership Position exists, then [•] may designate any Exchange Business Day as an Early Termination Date with respect to a portion of any Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that [•] so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the relevant Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Paragraph (k) below shall apply to any amount that is payable by Company to [•] pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that [•] and any of its affiliates or any other person subject to aggregation with [•] for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which [•] is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the aggregate of the Transaction Number of Shares for all Transactions outstanding under this Master Confirmation as of such day and (2) the aggregate number of Shares underlying any other warrants purchased by [•] from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that [•] and any person whose ownership position would be aggregated with that of [•] ([•] or any such person, a “[•] Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by [•] in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a [•] Person, or could result in an adverse effect on a [•] Person, under any Applicable Restriction, as determined by [•] in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.
(g)Consent to Recording. Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their affiliates in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation, and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel of such party and such party’s affiliates.
(h)Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of such Transaction shall not be invalidated, but shall remain in full force and effect.
(i)Waiver of Trial by Jury. EACH OF COMPANY AND [•] HEREBY IRREVOCABLY WAIVES (ON SUCH PARTY’S OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF SUCH PARTY’S STOCKHOLDERS OR OTHER EQUITY HOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, ANY SUPPLEMENTAL CONFIRMATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF [•] OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

(j)Governing Law. THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION AND THE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND THERETO OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS. NOTHING IN THIS PROVISION SHALL PROHIBIT EITHER PARTY FROM BRINGING AN ACTION TO ENFORCE A MONEY JUDGMENT IN ANY OTHER JURISDICTION.
(k)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Company’s control, or (iii) an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control), and if Company would owe any amount to [•] pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to [•], confirmed in writing within one (1) Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representations set forth in Section 7 of this Master Confirmation as of the date of such election and (c) [•] agrees to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.
Share Termination Alternative:     If applicable, Company shall deliver to [•] the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, subject to Paragraph (k)(i) below, in satisfaction, subject to Paragraph (k)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by [•] free of payment.
Share Termination Delivery Property:    A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Paragraph (k)(i) below).

Share Termination Unit Price:     The value to [•] of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Paragraph (k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Paragraph (k)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Paragraph (k)(i).
Share Termination Delivery Unit:     One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
Failure to Deliver:     Inapplicable
Other applicable provisions:     If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share

Termination Settled” in relation to a Transaction means that the Share Termination Alternative is applicable to such Transaction.
(l)Registration/Private Placement Procedures. If, in the reasonable opinion of [•], following any delivery of Shares or Share Termination Delivery Property to [•] hereunder, such Shares or Share Termination Delivery Property would be in the hands of [•] subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless [•] waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Number of Warrants exercised or deemed exercised on the Expiration Date for a Component, Company shall elect, prior to the Settlement Date for such Component, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for the Expiration Dates for all Components and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the Settlement Date for such Component. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Master Confirmation and the applicable Supplemental Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.
(i)If Company elects to settle a Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to [•]; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to [•] (or any affiliate designated by [•]) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by [•] (or any such affiliate of [•]). Company shall use its best efforts to cause the Private Placement Settlement of such Restricted Shares to include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to [•], due diligence rights (for [•] or any designated buyer of the Restricted Shares by [•]), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to [•]. In the case of a Private Placement Settlement, [•] shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Paragraph (k) above) or premium to any Settlement Price (in the case of settlement of Shares pursuant to Section 2 of this Master Confirmation) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to [•] hereunder. Notwithstanding anything to the contrary in the Agreement or this Master Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by [•] to Company of such applicable discount or premium, as the case may be, and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Paragraph (k) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 of this Master Confirmation).
(ii)If Company elects to settle a Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to [•], to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities, due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to [•]. If [•], in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If [•] is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to (k) above or (y) the Settlement Date for all Components) and ending on the Exchange Business Day on which [•] completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to [•] by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares under a Transaction greater than the Maximum Number of Shares (as defined below) for such Transaction.
(iii)Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to [•] in connection with a Transaction may be transferred by and among [•] and its affiliates and Company shall effect such transfer without any further action by [•] and (B) after the period of six (6) months from the Trade Date of such Transaction (or one (1) year from the Trade Date of such Transaction if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to [•], Company shall promptly remove, or use its best efforts to cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by [•] (or such affiliate of [•]) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by [•] (or such affiliate of [•]). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date for such Transaction, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.
(iv)If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, with respect to a Transaction, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.
(m)Tax Disclosure. Effective from the date of commencement of discussions concerning the Transactions, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(n)Status of Claims in Bankruptcy. [•] acknowledges and agrees that this Master Confirmation is not intended to convey to [•] rights against Company with respect to any Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit [•]’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to any Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit [•]’s rights in respect of any transactions other than the Transactions.
(o)Acknowledgments: The parties hereto agree and acknowledge that:
(i)[•] is a “swap participant” and “financial participant” within the meaning of Sections 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).
(ii)This Master Confirmation and each Supplemental Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code, (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder, thereunder or in connection herewith or therewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code and constitute “settlement payments” as defined in Section 741(8) of the Bankruptcy Code and (iii) a “master netting agreement” and each of the parties thereto is a “master netting agreement participant”, each as defined in the Bankruptcy Code.
(iii)The rights given to [•] hereunder, under each Supplemental Confirmation, the Agreement and any Credit Support Document upon the occurrence of an Event of Default with respect to the other party constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement,” as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(17) of the Bankruptcy Code.
(iv)[•] is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.
(p)Agreements Regarding the Supplemental Confirmation.
(i)Company accepts and agrees to be bound by the contractual terms and conditions as set forth in each Supplemental Confirmation.
(ii)Company and [•] agree and acknowledge that (X) the Transactions contemplated by this Master Confirmation and each Supplemental Confirmation will be entered into in reliance on the fact that this Master Confirmation and such Supplemental Confirmation form a single agreement between Company and [•], and [•] would not otherwise enter into such Transaction, (Y) this Master Confirmation, together with such Supplemental Confirmation, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); and (Z) this Master Confirmation constitutes a prior “written contract”, as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation and such Supplemental Confirmation.

(iii)Company and [•] further agree and acknowledge that this Master Confirmation, together with each Supplemental Confirmation, constitutes a contract “for the sale or purchase of a security”, as set forth in Section 8-113 of the Uniform Commercial Code of New York.
(q)Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Master Confirmation, any Supplemental Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Master Confirmation, any Supplemental Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).
(r)Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, [•] and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) [•] and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) [•] shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Company shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of [•] and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.
(s)Payment by [•]. In the event that (i) an Early Termination Date occurs or is designated with respect to a Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement or 5(a)(vii) of the Agreement) and, as a result, [•] owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) [•] owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
(t)Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares for each Transaction on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date for each such Transaction. Company agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of [•] under Section 2(a)(i) of the Agreement.
(u)Confidentiality. [•] and Company agree that (i) Company is not obligated to [•] to keep confidential from any and all persons or otherwise limit the use of any element of [•]’s descriptions relating to tax aspects of the Transactions contemplated hereby and any part of the structure necessary to understand those tax aspects, and (ii) [•] does not assert any claim of proprietary ownership in respect of such descriptions contained herein of the use of any entities, plans or arrangements to give rise to significant U.S. federal income tax benefits for Company.
(v)Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.
(w)Tax Matters.
(i)Withholding Tax under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(ii)871(m). “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(iii)Stamp Tax. Company shall pay and, within three Local Business Days of demand, indemnify [•] against any cost, loss or liability that [•] incurs in relation to all stamp, registration, documentation, transfer or similar tax (including interest, penalties and additions thereto) payable in respect of or in connection with the Agreement and the Transactions. [•] shall be under no obligation to make any payment under Section 4(e) of the Agreement.
(iv)Payor Representations. For the purpose of Section 3(e) of the Agreement, each party represents that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of the Agreement or any other payments of interest or penalty charges for late payment) to be made by it to the other party under the Agreement. In making this representation, a party may rely on: (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it shall not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
(v)Payee Representations. For the purpose of Section 3(f) of the Agreement, [•] makes the following representations: (A) it is a limited liability company organized under the laws of the State of Delaware and is treated as a disregarded entity of a New York corporation for U.S. federal income tax purposes and (B) its first regarded owner for U.S. federal income tax purposes is a “U.S. person” (as that term is used in United States Treasury Regulations Section 1.1441-4(a)(3)(ii)) for U.S. federal income tax purposes that is an exempt recipient under United States Treasury Regulations Section 1.6049-4(c)(1)(ii); and Company makes the following representations: (A) it is a corporation for U.S. federal income tax purposes and (B) it is a “U.S. person” (as that term is used in section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)), and section 1.1441-4(a)(3)(ii) of the U.S. Treasury Regulations) for U.S. federal income tax purposes, and a corporation that is an exempt recipient under section 1.6049-4(c)(1)(ii)(A) of the U.S. Treasury Regulations.
(x)Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Master Confirmation shall be interpreted as requiring Company to cash settle any Transaction, except in circumstances where cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which holders of Shares would also receive cash.

(y)Disclaimer. [•] is not a member of the Securities Investor Protection Corporation (“SIPC”). Obligations of [•] hereunder are not protected by SIPC or any other organization or authority.
(z)[Reserved].
(aa)Indemnity and Limitation on Liability. Company agrees to indemnify and hold harmless [•], its affiliates and its assignees and their respective directors, officers, employees, agents and controlling persons ([•] and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject, and relating to or arising out of any Transaction hereunder (other than any ordinary trading losses which may be incurred by [•] in connection with the Transaction), and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Company. Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from the Indemnified Party’s breach of a material term of this Master Confirmation, any Supplemental Confirmation or the Agreement, willful misconduct or gross negligence. Company also agrees that no Indemnified Party shall have any liability to Company or any person asserting claims on behalf of or in right of Company in connection with or as a result of any matter referred to in this Master Confirmation, any Supplemental Confirmation or the Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by Company result from the Indemnified Party’s breach of a material term of this Master Confirmation, any Supplemental Confirmation or the Agreement, or the Indemnified Party’s gross negligence or willful misconduct. The provisions of this Paragraph (aa) shall survive completion of each Transaction contemplated by this Master Confirmation and any assignment or transfer pursuant to this Master Confirmation and shall inure to the benefit of any permitted assignee of [•]. Notwithstanding any other provision herein, neither Company nor [•] will be liable for special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.
(bb)    Risk Disclosure. Company represents and warrants that it has received, read and understands [•]’s “Risk Disclosure Statement Regarding OTC Derivatives Products” and acknowledges the terms thereof as if it had signed the Risk Disclosure Statement Verification contained therein as of the date hereof.
(cc)    Amendments to the Equity Definitions.
(i)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or Warrants” at the end of the sentence.
(ii)Section 11.2(c) of the Equity Definitions is hereby amended by (v) replacing the words “a diluting or concentrative” with “a material economic” in the fifth line thereof, (w) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (x) deleting the second appearance of the word “will” in the same sentence and replacing it with the word “may”, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”
(iii)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative”, replacing the same with “a material economic” and adding the phrase “or Warrants” at the end of the sentence; provided that it shall also constitute a Potential Adjustment Event if a

Disrupted Day occurs or is continuing on or following the Trade Date and prior to the Expiration Date for the final Component of a Transaction.
(iv)Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, no “Issuance” nor “Forward” (in each case as defined in the EDA) under the EDA or any “Alternative Equity Distribution Agreement” (as defined in the EDA) shall constitute a Potential Adjustment Event.
(v)[Reserved].
(vi)Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the Agreement with respect to that Issuer”.
(vii)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:
(A)    deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and
(B)    replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.
(viii)Section 12.9(b)(v) of the Equity Definitions is hereby amended by:
(A)    adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(B)    (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.” and (4) deleting clause (X) in the final sentence.
(ix)Section 12.9(b)(vi) of the Equity Definitions is hereby amended by:
(A)    adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(B)    (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the final sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”
(dd)    Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, [•] may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, (i) the Section 16 Percentage would exceed 4.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 4.5%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to [•] hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, [•] gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 4.5%, and (ii) the Share Amount would not exceed the Applicable Share Limit.

(ee)    Maximum Share Delivery.
(i)Notwithstanding any other provision of this Master Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver to [•] a number of Shares greater than the Maximum Number of Shares for a Transaction in connection with such Transaction. “Maximum Number of Shares,” with respect to a Transaction, means a number of Shares equal to two multiplied by the Transaction Number of Shares for such Transaction.
(ii)In the event Company shall not have delivered to [•] the full number of Shares or Restricted Shares otherwise deliverable by Company to [•] pursuant to the terms of a Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to [•] until the full number of Deficit Shares have been delivered pursuant to this Paragraph 8(ee)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date for the applicable Transaction (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to [•] pursuant to this Paragraph 8(ee)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to [•] to exceed the Maximum Number of Shares for such Transaction.
(ff)    Right to Extend. [•] may postpone or add, in whole or in part, any Expiration Date or any other date of valuation, payment or delivery with respect to some or all of the relevant Warrants hereunder (in which event the Calculation Agent shall make appropriate adjustments to the Number of Warrants with respect to one or more Components) if [•] determines, in its reasonable discretion, that such extension is necessary or appropriate to preserve [•]’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable [•] or one of its affiliates to effect transactions with respect to Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if [•] or such an affiliate were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to [•]; provided that no such Expiration Date or other date of valuation, payment or delivery may be postponed or added more than a number of Scheduled Trading Days equal to 1.25 times the number of Components (rounded to the nearest whole number) for such Transaction after the originally scheduled Expiration Date or other date of valuation, payment or delivery, as the case may be.
(gg)    10b5-1 Plan.
(i)Company is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Company acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).
(ii)During the term of any Transaction and in connection with the delivery of any Share Termination Delivery Property for any Transaction, [•] (or its agent or affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by [•], the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of [•]. Company acknowledges and agrees that all such transactions shall be made in [•]’s sole judgment and for [•]’s own account.

(iii)Company does not have, and shall not attempt to exercise, any control or influence over how, when or whether [•] (or its agent or affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, the price paid per Share pursuant to such purchases, whether such purchases are made on any securities exchange or privately and how, when or whether [•] (or its agent or affiliate) enters into any hedging transactions. [•] represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(iv)Company acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Company or any officer, director, manager or similar person of Company is aware of any material non-public information regarding Company or the Shares.
(v)Company shall not, directly or indirectly, communicate any information regarding Company or the Shares to any employee of [•] or its affiliates who is directly involved with the hedging of and trading with respect to each Transaction and whose name is set forth on a list to be provided by [•], which list may be updated by [•] from time to time.
(hh)    Counterparts. This Master Confirmation and any Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation or any Supplemental Confirmation by signing and delivering one or more counterparts. The words “execution,” “signed,” “signature,” and words of like import in the Agreement, this Master Confirmation, any Supplemental Confirmation or in any other certificate, agreement or document related to the Agreement, this Master Confirmation or any Supplemental Confirmation, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

ANNEX A
FORM OF SUPPLEMENTAL CONFIRMATION
Date:    [___], 20[___]
From:    [•]
To:     Highwoods Properties, Inc.

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between [•] (“[•]”), through [•], as its agent (the “Agent”), and Highwoods Properties, Inc. (“Company”), on the Trade Date specified below. This Supplemental Confirmation is a binding contract between [•] and Company as of the relevant Trade Date for the Transaction referenced below.
1.    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation – Equity Warrants dated as of [•] between [•] and Company (as amended and supplemented from time to time, the “Master Confirmation”). All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.
2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[___], 20[___]
Transaction Number of Warrants:	[___] Warrants
Strike Price:	USD [___]
Premium:	USD [___]
Initial Share Price:	USD [___]
Settlement Price Percentage:	[____]%
Sales Period Outside Date:	[___], 20[___]
Regular Dividend:	USD [___] per Share per quarter
[Warrant Exclusivity End Date:	[___], 20[___]][1]
For each Component of the Transaction and subject to “Number of Warrants” above, the Number of Warrants and the Scheduled Expiration Dates are as set forth below.
1 NTD: Include in the first Supplemental Confirmation, to be 18-months following the Trade Date for such Supplemental Confirmation.

Component Number	Number of Warrants	Expiration Date
1	[___]	[___], 20[___]
2	[___]	[___], 20[___]
3	[___]	[___], 20[___]
…	[___]	[___], 20[___]
[Signature Page Follows.]

    Company hereby agrees (a) to check this Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Supplemental Confirmation relates by manually signing this Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending an executed copy to us.
Yours sincerely,

[•]
By:
Name:
Title:

Confirmed as of the date first above written:
HIGHWOODS PROPERTIES, INC.

By:
Name:
Title: